UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                          Commission File No. 33-36934


                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                             THE QUIGLEY CORPORATION
               (Exact Name of Registrant as Specified In Charter)


                NEVADA                                 23-2577138
         (State of Incorporation)               (Taxpayer Ident. Number)


                       PO Box 1349, The Landmark Building
                              Doylestown, PA 18901
                    (Address of Principal Executive Offices)


                                 (215) 345-0919
                         (Registrant's Telephone Number)





Securities to be registered pursuant to Section 12(b) of the Act:

                                      NONE


Securities to be registered pursuant to Section 12(g) of the Act:

                                  COMMON STOCK
                                (Title of Class)

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The Company is registering 25,000,000 shares of its Common Stock ($.001 par value), which represents all of the Company's authorized Common Stock.

     Subject to the rights of the holders of Preferred Stock, holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and in the event of liquidation, to share pro rate in any distribution of the Company's assets remaining after payment of all liabilities. All Shares of Common Stock now issued and outstanding are fully paid and non-assessable. Each share is entitled to equal dividends and on liquidation, dissolution or winding up of the Company to a pro rata share in the Company's net assets. Under the Company's Certificate of Incorporation and pursuant to Nevada law, the Board of Directors may, at any time, authorize the issuance of additional stock or rights to subscribe to additional shares within the number of shares authorised by the Certificate of Incorporation for such consideration as it may deem appropriate, but not less than par value. No shareholder has pre-emptive rights to purchase any such shares.

     Holders of Common Shares are entitled to one vote per share on all matters on which shareholders are entitled to vote, including the election of directors. Holders of Common Stock are not entitled to cumulative voting rights in the election of directors. The quorum required at a shareholders' meeting for consideration of any matters is a majority of the shares entitled to vote on the matter, represented in person or by proxy. If a quorum is present, the affirmative vote of a majority of the shares voting on the matter at the meeting is required for stockholder approval except where a different vote is required by law. Shareholders of the Company are entitled to dividends if and when declared by the Board of Directors out of funds legally available therefor. The Company has not paid or declared any dividends since organisation and has no present intention of paying each dividend. The Board of Directors may consider declaring dividends in the future based on the Company's performance.

ITEM 2. EXHIBITS.

     Exhibit numbers 1.03, 2.01, 2.02, 2.03 and 2.04 required pursuant to this item are being incorporated by reference pursuant to the Company's Registration Statement on Form S-18, registration number 33-27652, filed under the Securities Act of 1933, as amended, and post-effective amendments thereto.

                                   SIGNATURES

     Pursuant to the requirements of Section 12(b) or (g) of the Securities Exchange Act of 1934, The Quigley Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized:


THE QUIGLEY CORPORATION


By:/s/ Guy Quigley
------------------

Guy Quigley
Chairman and President

Signed:  October 25, 1996